UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 22, 2010

HANSEN MEDICAL, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33151	14-1850535
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 404-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 22, 2010, Steven M. Van Dick, the Company’s Chief Financial Officer and Vice President, Finance and Administration, resigned as an officer of Hansen Medical, Inc. (the “Company” or “Hansen”) effective as of February 24, 2010.

(c) On February 22, 2010, the Board of Directors of the Company appointed Peter Osborne to serve as Interim Chief Financial Officer of the Company effective as of February 24, 2010. As Interim Chief Financial Officer, Mr. Osborne will serve as the Company’s principal financial and accounting officer.

Mr. Osborne, age 53, has been an independent consultant providing senior level financial consulting services to companies since August 2009. Prior to becoming an independent consultant, Mr. Osborne served as Chief Financial Officer, Treasurer, and Vice President of Finance and Administration of VNUS Medical Technologies, Inc., a medical device company, from January 2008 to July 2009 when the company was acquired. Mr. Osborne had previously been appointed as Interim Chief Financial Officer of VNUS in October 2007. Previously, Mr. Osborne had been a consultant with VNUS from April 2007, assisting the company with various accounting projects. Mr. Osborne served as Global Revenue Controller for Mercury Interactive, an information technology company, from October 2005 to February 2007 when the company was acquired. From May 2005 to September 2005, Mr. Osborne was an independent consultant for Sanmina-SCI, an electronic manufacturing services firm, providing senior level financial consulting services. From September 2003 to April 2005, Mr. Osborne served as an independent financial consultant a number of companies, including Optillion AB and Neopolitan Networks. Mr. Osborne served as the Chief Financial Officer of WorldChain, Inc., a supply chain management software company, from September 2000 to February 2003. From 1981 until September 2000, Mr. Osborne served in various positions at Deloitte & Touche LLP, including as a partner from 1996.

In connection with the appointment of Mr. Osborne as the Company’s Interim Chief Financial Officer, on February 22, 2010 the Company entered into a consulting agreement with Mr. Osborne. The Consulting Agreement provides that Mr. Osborne will receive a monthly consulting fee of $35,000 and will be granted a restricted stock unit award representing the right to receive 10,000 shares of the Company’s Common Stock, which will vest over six months of service by Mr. Osborne. Either the Company or Mr. Osborne may terminate the Consulting Agreement upon written notice.

Also in connection with Mr. Osborne’s appointment, Mr. Osborne and the Company will enter into an Indemnity Agreement that requires the Company to indemnify Mr. Osborne for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by him in any action or proceeding arising out of his services as an officer of the Company or any of the Company’s subsidiaries or any other company or enterprise to which Mr. Osborne provides services at the Company’s request. This description of the Indemnity Agreement is qualified in its entirety by reference to the full text of the form of such agreement, a copy of which was previously filed as exhibit to the Company’s Amendment No. 1 to its Registration Statement on Form S-1 filed on October 2, 2006.

(e) On February 22, 2010, the Company and Mr. Van Dick entered into a separation agreement and a consulting agreement. Pursuant to the separation agreement, Mr. Van Dick’s employment will end on February 28, 2010 and Mr. Van Dick will receive continued payment of his base salary and reimbursement of his COBRA premiums for 12 months following the end of his employment and a lump sum payment of $1,454 in exchange for a general release of claims by Mr. Van Dick. Pursuant to his separation agreement, Mr. Van Dick also agreed to the immediate cancellation of certain underwater options. Pursuant to the consulting agreement, Mr. Van Dick has agreed to provide the Company with consulting services until February 28, 2011, during which time Mr. Van Dick’s remaining stock options will continue vesting and remain outstanding.

A description of Mr. Osborne’s compensation for serving as Interim Chief Financial Officer is described in subsection (c) above and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HANSEN MEDICAL, INC. (Registrant)

Date: February 23, 2010	/s/ FREDERIC H. MOLL, M.D.
Frederic H. Moll, M.D. Chief Executive Officer and President